April 24, 2007

Mr. Mike P. Kurtanjek
Avro Energy Inc.
502 East John Street,
Carson City, Nevada, 89706

RE: AVRO ENERGY, INC. - Registration Statement of Form SB-1

Dear Sir,

I, GREGORY R. THOMSON, P.Geo have provided geologist services for AVRO ENERGY INC., a Nevada corporation (the "Company"), in connection with the preparation of the Geologists Report entitled, SUMMARY REPORT ON THE VENUS MOLYBDENUM PROPERTY, to be used on the Registration Statement on Form SB-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 20,000,000 shares of the Company's common stock (the “Shares") by the selling shareholder (the "Selling Shareholder") named in the Registration Statement.

I consent to the use of the geological report as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

/S/GREGORY R. THOMPSON

GREGORY R. THOMPSON